Tompkins Financial Corporation 8-K

EXHIBIT 10.2

Summary of Compensation Arrangements for Named Executive Officers of Tompkins Financial Corporation

The three major components of the Company’s executive officer compensation are: (i) base salary; (ii) annual bonus; and (iii) long term, equity based incentive awards.  Following is a description of the compensation arrangements for named executive officers of the Company (which officers were determined by reference to the Company’s Proxy Statement on Schedule 14-A, filed April 13, 2011) that were approved by the Independent Directors of the Company at the meeting of the Board of Directors held on January 24, 2012, upon recommendation of the Compensation Committee of the Board of Directors:

Annual Bonus

Cash award bonus payments for performance in fiscal 2011:

Steven S. Romaine	$175,000
James W. Fulmer	$84,500
Francis M. Fetsko	$70,950
Gerald J. Klein, Jr.	$57,000
Robert B. Bantle	$51,700

The foregoing bonuses will be paid during the first quarter of fiscal 2012. The Compensation Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers.  These performance factors include, but are not limited to: (i) achievement of individual goals; (ii) contribution to business unit results; (iii) contribution to corporate results measured by (a) the Company’s net income as compared to the Company’s internal targets, (b) increases in earnings per share of the Company’s common stock for the latest 12 months, (c) the Company’s return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile), (d) increases in the Company’s stock price over 12 months, and (e) the Company’s return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile).